Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-140952, 333-136935, 333-125893, 333-118488, 333-106167, 333-87088, 333-60354 and 333-33382) of Websense, Inc. of our report dated 14th December 2007 with respect to the consolidated balance sheets of SurfControl Limited as of 30 June 2007 and 2006 and the related consolidated statements of income, recognised income and expense and cash flow for each of the three years in the three year period ended 30 June 2007, which report appears in the Form 8-K/A of Websense, Inc. dated October 3, 2007.

/s/ KPMG Audit Plc
Manchester	KPMG Audit Plc
United Kingdom
14th December 2007